UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
(a) On July 23, 2010, Trico Marine Services, Inc. (“Trico” or the “Company”) entered into Amendment No. 2 to Credit Agreement (the “Second Amendment”) by and among Trico, as borrower, Trico Marine Assets, Inc. (“TMA”), Trico Marine Operators, Inc. (“TMO”), Coastal Inland Marine Services Ltd. (“Coastal”), Trico Marine International, Inc. (“TMI”), a Louisiana corporation, Trico Marine Services (Hong Kong) Limited (“TMS Hong Kong”), Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V. (“Servicios de Apoyo”), Trico Maritimos Ltda. (“Trico Maritimos”), Trico Marine Cayman, LP (“Trico Cayman”), Trico Holdco, LLC (“Holdco”), a Delaware limited liability company, Trico International Holdings B.V. (“Trico International”) and Trico Marine International Holdings B.V. (“Trico Marine International” and together with Coastal, TMI, TMS Hong Kong, Servicios de Apoyo, Trico Maritimos, Trico Cayman, Holdco, and Trico International, the “Additional Guarantors”), as guarantors, Nordea Bank Finland plc, New York Branch (“Nordea”), as collateral agent, Obsidian Agency Services, Inc. (“Obsidian”), as administrative agent, and affiliates of Tennenbaum Capital Partners, LLC (“Tennenbaum Capital”), as lenders. The Second Amendment amends the Company’s Second Amended and Restated Credit Agreement dated as of June 11, 2010 (the “the U.S. Credit Facility”), to add a carve-out for certain recent amendments to the covenant limiting the ability of the Company and its subsidiaries to enter into restrictive agreements.
(b) Also on July 23, 2010, Trico Shipping AS (“Trico Shipping”), an indirect, wholly-owned subsidiary of the Company, entered into the Fourth Amendment to Credit Agreement (the “Fourth Amendment”) by and among Trico Shipping, as borrower, the Company and certain of it subsidiaries, as guarantors, Nordea, as administrative agent, and Unicredit Bank AG and affiliates of Tennenbaum Capital, as lenders. The Fourth Amendment amends the Credit Agreement dated as of October 30, 2009, as amended (the “Trico Shipping Working Capital Facility”), to provide that if a grant of a security interest in any assets of Trico Supply AS, a Norwegian limited company and indirect wholly owned subsidiary of Trico, or its subsidiaries that would have otherwise been required to have been granted under the Senior Notes Indenture (as defined in the Trico Shipping Working Capital Facility), ceases to be required thereunder, Trico Supply AS and its subsidiaries will still be obligated under the Trico Shipping Working Capital Facility to grant a security interest securing the obligations in any such assets, with at least the same priority that would have otherwise been required.
The preceding description of the Second Amendment and the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Second Amendment and the Fourth Amendment filed as Exhibit 10.1 and 10.2 to this report, which are incorporated herein by reference.
Relationships
Nordea serves as administrative agent, book runner, joint lead arranger and a lender under a credit agreement providing for up to $15,000,000 in revolving loans and up to $65,000,000 in term loans (the total amount of revolving loans and term loans not to exceed $65,000,000 at any one time outstanding) for which Trico Shipping is the borrower. Affiliates of Tennenbaum Capital serve as lenders under the U.S. Credit Facility and the Trico Shipping Working Capital Facility.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On July 23, 2010, Trico received notice from the NASDAQ Listing Qualifications Staff that the Company has not maintained a minimum bid price of $1.00 per share based upon the closing bid price for the last 30 consecutive business days for continued listing on the NASDAQ Stock Market under Listing Rule 5450(a)(1). If the Company can demonstrate compliance with the minimum bid price requirement for ten consecutive business days within 180 calendar days, the NASDAQ Listing Qualifications Staff will provide the Company with written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of July 23, 2010, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto, Nordea Bank Finland plc, New York Branch, as collateral agent, and Obsidian Agency Services, Inc., as administrative agent.

10.2
Fourth Amendment to Credit Agreement dated as of July 23, 2010, by and among Trico Shipping AS, the Company and certain of its subsidiaries, as guarantors, the lenders party thereto, and Nordea Bank Finland plc, New York Branch, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 29, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Brett Cenkus
	Name:	Brett Cenkus
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of July 23, 2010, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto, Nordea Bank Finland plc, New York Branch as collateral agent and Obsidian Agency Services, Inc., as administrative agent.

10.2
Fourth Amendment to Credit Agreement dated as of July 23, 2010, by and among Trico Shipping AS, the Company and certain of its subsidiaries, as guarantors, the lenders party thereto, and Nordea Bank Finland plc, New York Branch, as administrative agent.